Exhibit 16.1

May 1, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: TurnOnGreen, Inc.

Commission File Number 000-52140

Commissioners:

We have read the statements made by TurnOnGreen, Inc. under Item 4.01 of its Form 8-K dated May 1, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of TurnOnGreen, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

New York, NY